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                                                                         Exhibit 12

                                 PARKER-HANNIFIN CORPORATION
                       STATEMENT OF RATIO OF EARNINGS TO FIXED CHARGES
                                         (In thousands)

                                             Six months
                                          Ended December 31,                  Fiscal Year Ended June 30,
                                        ____________________    _____________________________________________________
                                           1995       1994         1995       1994       1993       1992       1991
EARNINGS
Income from continuing operations
  before income taxes                   $ 167,891  $ 140,054    $ 348,407  $ 112,449  $ 108,066  $ 105,391  $ 103,468
Add:
  Interest on indebtedness, exclusive
    of interest capitalized in
    accordance with FASB #34 and
    interest on ESOP loan guarantee        14,599     13,733       28,884     34,687     43,055     47,394     53,898
  Amortization of deferred loan costs          64         64          128        297        237        246        220
  Portion of rents representative of
    interest factor                         3,766      4,396        8,791      7,157     10,299     10,476     12,158
  Equity share of losses of companies
    for which debt obligations are
    not guaranteed                            242        311          392      1,359      1,566        416        407
  Amortization of previously
    capitalized interest                      105        109          216        217        206        200        225
                                        _________  _________    _________  _________  _________  _________  _________
Income as adjusted                      $ 186,667  $ 158,667    $ 386,818  $ 156,166  $ 163,429  $ 164,123  $ 170,376
                                        =========  =========    =========  =========  =========  =========  =========
FIXED CHARGES
Interest on indebtedness, exclusive
  of interest capitalized in
  accordance with FASB #34 and
  interest on ESOP loan guarantee       $  14,599  $  13,733    $  28,884  $  34,687  $  43,055  $  47,394  $  53,898
Capitalized interest                           65        178          283        298         32        232        921
Amortization of deferred loan costs            64         64          128        297        237        246        220
Portion of rents representative of
   interest factor                          3,766      4,396        8,791      7,157     10,299     10,476     12,158
                                        _________  _________    _________  _________  _________  _________  _________
Fixed charges                           $  18,494  $  18,371    $  38,086  $  42,439  $  53,623  $  58,348  $  67,197
                                        =========  =========    =========  =========  =========  =========  =========

RATIO OF EARNINGS TO FIXED CHARGES         10.09x      8.64x       10.16x      3.68x      3.05x      2.81x      2.54x
                                        =========  =========    =========  =========  =========  =========  =========
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